Exhibit 10.8

DATED 30th DECEMBER 2015

THE MEMBERS

AND

C TRANSPORT HOLDING LTD.

C TRANSPORT HOLDING LTD.

REVENUE SHARING AGREEMENT

1

THIS AGREEMENT is made on the 30th day of December 2015

BETWEEN:

(1)	Each of the Parties listed in Schedule 1, Part 1, (together the "Members" or "Member" if any one of them is mentioned);

(2)	C TRANSPORT HOLDING LTD., a company incorporated in Bermuda and having its registered office at Clarendon House, 2 Church Street, Hamilton, Bermuda (the "Manager").

The above companies shall be hereinafter referred to as the "Parties" when mentioned all together and "Party" if anyone of them is mentioned.

WHEREAS:

(A)	The Members have agreed between them that it is in their mutual interests and is beneficial for the profitable and efficient operation of their respective Member Vessels (hereinafter defined) to employ the same pursuant to this Agreement.

(B)	The Parties have agreed that the Manager should conduct the operational and commercial management of the vessels subject to this Agreement, and undertake certain other activities in relation thereto, on the terms and conditions set out herein and in the Commercial Management Agreement.

NOW THEREFORE IT IS AGREED as follows:

1            Definitions

1.1	Defined terms

In this Agreement unless the context otherwise requires:

"Accounting Period" means each or any period in respect of which the Accounts relating to operations and employment of the Agreement Vessels are drawn up, being, unless otherwise provided herein, a period commencing on the Effective Date and ending on 31st December, 2015 and, thereafter, commencing on every 1st January and ending on every 31st December for each calendar year;

"Accounts" means for each Accounting Period the audited financial statements (including statement of income, balance sheet, statement of charges and Net Agreement Result);

"Agreement Expenses" shall have the meaning ascribed thereto in clause 6.2(a);

"Agreement Revenue" shall have the meaning ascribed thereto in clause 6.2(b);

2

"Agreement Vessels" means, collectively, the Member Vessels and the Chartered Vessels from time to time, being, at the Effective Date, only the Initial Member Vessels;

"Auditors" means Deloitte & Touche of 15 Piazza della Vittoria, Genoa, Italy;

"Business Days" means a day on which commercial banks are open for business in each of New York, Monaco, Genoa and Athens and in any other place where any Member may have its principal place of business;

"Business and Activity of the Manager" means the business and activities of Manager as described in clause 2.2 or (as the context may otherwise require) such business and activities as shall from time to time be undertaken or conducted by Manager pursuant to the terms hereof;

"Chartered Vessels" means the vessels (other than Member Vessels) from time to time chartered-in by a company nominated by the Manager (provided it is a company managed by the Manager) in order to perform any Charterparty entered into under this Agreement ;

"Charterparty" or "Charterparties" means collectively, all time, voyage or consecutive voyage charters, contracts of affreightment, transportation contracts or other contracts or arrangements from time to time entered into under this Agreement in respect of Agreement Vessels;

"Commercial Management Agreement" means the agreement dated 30th December 2015 made between (1) the Members and (2) the Manager, annexed hereto in an agreed form in Schedule 2, providing for the provision of commercial management, marketing and other operational services by the Manager to the Members in connection with the Business and Activity of the Manager, subject to and upon the terms and conditions therein contained;

"Compulsory Acquisition" means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of any Member Vessel by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

"Confidential Information" means all information relating to the operation of the Business and Activity of the Manager, including, inter alia, all matters relating to the finances of the Business and Activity of the Manager (including details of income, expenses and profits) and the financing of vessels and other hardware, all technical matters relating to the Agreement Vessels and the Business and Activity of the Manager, all details relating to this Agreement and to the Members, all details relating to contracts proposed to be entered into by the Manager relating to the Business and Activity of the Manager including Charterparties, all details of the commercial and technical structure of the Business and Activity of the Manager, the management structure of the Business and Activity of the Manager and all aspects of personnel, all details of any ancillary business carried on by the Manager or any Related Company thereof, and all other matters which are from time to time confidential to the Manager or that the Manager from time to time deems confidential;

3

"Dollars", "S" or "USD" means the lawful currency of the United States of America;

"Effective Date" shall have the meaning ascribed thereto in clause 18;

"Government Entity" means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organization or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

"Initial Member Vessels" means the Member Vessels listed in Schedule 1, Part 2, hereinafter also referred to as "Initial Member Vessel" if any one of them is mentioned;

"LIBOR" means the rate at which deposits in Dollars of the relevant amount are offered to primary lending banks in the London Interbank Market on any relevant date as from time to time conclusively certified by Citibank N.A. upon the request of the Manager;

"Member Vessels" means the vessels unanimously agreed upon by the Members from time to time as becoming subject to this Agreement, hereinafter also referred to as "Member Vessel" if any one of them is mentioned;

"Owner" means, in relation to each Member Vessel, the relevant Member;

"Related Company" of a Member means any company or entity directly or indirectly controlled by such Member for which purpose "control" means either ownership of more than fifty per cent (50%) of the voting share capital (or equivalent right of ownership) of such company or entity or power to direct its policies and management whether by contract or otherwise;

"Revenue Sharing Key" shall have the meaning ascribed thereto in clause 6.1;

"Total loss" means:

(a)	actual, constructive, compromised or arranged total loss of any Member Vessel; or

(b)	the Compulsory Acquisition of any Member Vessel; or

(c)	the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of any Member Vessel (other than where the same amounts to the Compulsory Acquisition of any Member Vessel) by any Government Entity, or by persons acting or purporting to act on behalf of any Government Entity, unless such Member Vessel be released and restored from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within thirty (30) days after the occurrence thereof (as outlined in clause 11.2).

4

1.2	Headings

Clause headings and the table of contents are inserted for the convenience of reference only and should be ignored in interpretation of this Agreement.

1.3	References

In this Agreement, unless the context otherwise requires;

(a)	references to clauses and schedules are to be construed as references to clauses of and schedules to this Agreement and references to this Agreement include its schedules;

(b)	words importing the plural shall include the singular and vice versa;

(c)	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

(d)	references to any person includes such person's assignees and successors in title; and

(e)	references to statutory provisions shall be construed as references to those provisions as replaced, amended or re-enacted from time to time.

2            Purpose of this Agreement and activities of the Manager

2.1	Purpose

The purpose of this Agreement, incorporating as applicable the terms of the Commercial Management Agreement, is the regulation of the Parties' rights and obligations regarding the employment of the Agreement Vessels. The Manager will use reasonable endeavours to employ the Agreement Vessels in the market with a view to maximizing the earnings of each Agreement Vessel, which shall be shared and distributed to each Member in accordance with clause 6 below and in order to provide customers a better service and to allow the members to benefit from economies of scale and better income flows.

2.2	Business and Activity of the Manager

The Business and Activity of the Manager shall comprise, as set out in further detail in this Agreement:

(a)	as its primary business, the operation of the Member Vessels under this Agreement including, without limitation, the employment of all the Agreement Vessels entrusted to its commercial and operational management and the performance of all Charterparties; and

5

(b)	the undertaking and conducting of all ancillary activities which the Manager shall from time to time deem necessary or desirable in connection with the employment of the Agreement Vessels.

3           Obligations of Members

3.1	Obligations

Each Member shall, in relation to each Member Vessel which is subject to this Agreement and during such time as such Member Vessel shall remain subject to this Agreement:

(a)	Make available the relevant Member Vessel for an undetermined period of time pursuant to the terms of this Agreement and shall provide the Manager with a copy of the relevant Member Vessel head charterparty;

(b)	Perform all its obligations under each Charterparty to which it is a party and, without prejudice to the generality of the foregoing, shall properly man, provision and store such Member Vessel and maintain such Member Vessel so as to meet the requirements of any such Charterparty. The Manager shall be entitled to inspect any Member Vessel at any time in order to ensure the same;

(c)	Without prejudice to clause 3.1(h), effect and maintain in respect of such Member Vessel insurances against hull and machinery, war and protection and indemnity risks on such terms and at such values as may be required by the terms of any relevant Charterparty and procure (if the Manager shall so require) that the Manager shall be co-assured under each Member Vessel's P&I insurances without recourse to the Manager for payments of premiums or calls. For the avoidance of doubt the Manager shall not be co-assured in respect of any other insurances;

(d)	Properly perform all its obligations under any mortgage or charge on such Member Vessel so as to avoid any arrest of such Member Vessel or other enforcement of third party security interests in the same;

(e)	Without prejudice to clause 3.1(f), not sell and shall procure that any beneficial or disponent owner of the Member Vessel, if appropriate, does not sell or contract to sell such Member Vessel save and except in certain circumstances where:

(i)	pursuant to clauses 3.4, 11 and 12 of this Agreement the Member's rights and obligations are deemed terminated and/ or the Member Vessel shall be withdrawn or deemed withdrawn; or

(ii)	the purchaser of the relevant Member Vessel either is already a Member or has been accepted for membership under this Agreement pursuant to clause 3.3 and has agreed to maintain the Member Vessel in question as a Member Vessel subject to this Agreement and any Charterparty to which such Member Vessel is at the time of the sale committed is novated so far as may be necessary;

6

(iii)	It is agreed by the Members and the buyer of the Member Vessel that such Member Vessel will continue to be made available to the Manager for employment.

(f)	Ensure that each Member Vessel shall at all times whilst it is subject to this Agreement be owned by or in the disponent ownership of the relevant Member;

(g)	Take all reasonable steps to enforce any and all of its rights arising out of or in connection with the employment of, and the provision of services in relation to, such Member Vessel(s). Within the limits prescribed by this Agreement and subject always to any requisite agreement of any relevant P&I associations and/or clubs, the Member shall be entitled to compromise, refer to litigation or arbitration, abandon, submit to judgment or settle any such action or proceedings provided always that any such Member shall at all times keep the Manager fully advised and updated of the same.

(h)	In addition effect such of the following insurances and/or such other insurances as the Manager may, in consultation with the relevant Member, deem to be required for the efficient operation of the Member Vessels:

(i)	Loss of Hire and/or Freight Insurance;

(ii)	Charterers' Liability Insurance;

(iii)	Charterers' F.D. & D. Coverage.

3.2	Initial obligations

Each Member shall enter into a Charterparty with any third party as suggested by the Manager in respect of its Initial Member Vessel(s) on the date of this Agreement pursuant to the provisions of this Agreement and in particular the provisions of clause 4.2(a).

3.3	Additional Members

The Members agree that no additional entities shall become "Members" under this Agreement unless all of the Members at the time unanimously agree on the admission of such additional entity as a "Member" hereunder.

3.4	Withdrawal of Member Vessels from this Agreement

A Member Vessel may be withdrawn from this Agreement by a Member by giving three (3) months' written notice to the Manager, except that if at the expiry of withdrawal the Member Vessel is committed to perform any Charterpart(ies), such notice shall take effect only at the conclusion of such commitment(s).

Following a notice under this clause, the Manager shall not, except with the Member's prior written approval, conclude Charterparties for the relevant Member for a duration which may reasonably be expected to exceed the expiry of such notice.

7

4           Obligations and authority the Manager

4.1	Agreement of Members

The Manager is (and shall throughout the period of this Agreement be) hereby authorized by each and every Member from time to time to undertake, perform and fulfill the Business and Activities of the Manager and, for such purpose but subject always to any provision of this Agreement which requires the consent and/or approval of the Members, to negotiate, enter into and conclude in the name and for and on behalf of each relevant Member such Charterparty as shall to the Manager appear necessary or appropriate to achieve the objects of this Agreement. The Manager shall at all times provide written notice to each of the Members of any Charterparties into which it has entered together with a copy of such Charterparty.

4.2	Obligations and authority of the Manager

The Manager shall, and shall throughout the period of this Agreement be, and is (unless otherwise stated to the contrary) hereby authorised by each Member in relation to its Member Vessel(s), to:

(a)	Negotiate and agree the Charterparties for the Member Vessels for and on behalf of the relevant Member — to be executed by the relevant Member and the relevant third party — provided that any such Charterparty has a maximum duration of 7 months (+15 days) and by the first day of the laycan may not be more than 50 days from the date of fixing; for the negotiation and agreement of any such Charterparty having a duration exceeding 7 months (+15 days) or with the first day of the laycan being more than [50] days from the date of fixing, the prior written consent of the relevant Member shall be required;

(b)	to negotiate the terms of all or any Charterparties for Chartered Vessels;

(c)	Make all necessary arrangements for the proper employment of the Agreement Vessels;

(d)	Appoint port and other agents for the Agreement Vessels;

(e)	Invoice for, and receive, all freights, deadfreights, demurrages, hire and other earnings of the Agreement Vessels and (without prejudice to clause 9) to recover all such amounts from those third parties who are properly obliged to pay the same;

(f)	Pay all brokerage, commissions, port and canal charges and expenses, bunkers and any other expenses properly incurred in relation to the employment of, and the provision of services in relation to, the Agreement Vessels;

(g)	Negotiate the supply of bunkers in accordance with specifications to be provided by the Members or Owners of Chartered Vessels, the provision of towage, agency and other agreements necessary for the proper performance of the employment of the Agreement Vessels;

8

(h)	Advise the Members regularly of the trading of any Agreement Vessel and to co-operate with the Members in relation to dry-docking and/or repairs planned by the Members;

(i)	Unless the same are determined by the Manager to not be required, the Manager shall effect such of the following insurances and/or such other insurances as the Manager may determine in consultation with the Members to be required for the efficiency of the Operations:

-	Ship Managers' Legal Liability Insurance

and shall be entitled to reimbursement in full for the costs of such insurances from the Members;

(j)	Promote transportation and operational services and undertake any market research, trade forecasts and market analysis that the Manager deems necessary to further achieve the objectives of the Business and Activity of the Manager;

(k)	Take all such further steps and actions as shall be incidental to the matters referred to above and/or as shall, in the Manager's view, further the objectives of the Business and Activity of the Manager; and

(1)	Enter into the Commercial Management Agreement with the Members.

(m)	In case of freight commitment without bunker clause, proceed to hedge relevant bunkers.

4.3	Commercial Management Agreement

It is expressly understood and agreed that all the Business and Activity of the Manager (including, without limitation, the business, activities and functions described in clause 2.2) shall be conducted by the Manager pursuant to the terms of this Agreement and the terms of the Commercial Management Agreement. Except to the extent that such liabilities are covered by the Ship Managers' Legal Liability Insurance to be taken out by the Manager pursuant to clause 4.2 (i), the Members hereby unconditionally agree, severally (and proportionally with their participation percentage as per the Revenue Sharing Key), to defend, indemnify and hold harmless the Manager in respect of all liabilities howsoever incurred in connection with n the performance of its obligations hereunder or otherwise arising in connection with this Agreement. Such indemnity shall not in any event extend to any liabilities incurred by reason of any gross negligence or willful misconduct on the part the Manager and/or its servants or agents.

9

5           Accounting

The Manager shall prepare and circulate, or cause to be prepared and circulated, to each of the Members each of the following:

(a)	the Accounts, no later than one hundred and twenty (120) days after the end of the relevant Accounting Period;

(b)	a monthly statement of all Agreement Revenue and Agreement Expenses relating to all the Agreement Vessels during the month in question (incorporating in the case of Agreement Revenue details of such Agreement Revenue on a year to date annual/monthly/daily time charter basis), no later than thirty (30) days after the end of such month;

(c)	a quarterly statement of all Agreement Revenue and Agreement Expenses relating to all the Agreement Vessels (incorporating in the case of Agreement Revenue details of such Agreement Revenue on a year to date annual/monthly/daily time charter basis), no later than thirty (30) days after the end of such quarter.

(d)	a twelve (12) months' budget in respect of the Member Vessels for each calendar year, no later than the beginning of December in the preceding year, which projection shall be up-dated (as appropriate) for the last six (6) months of each year no later than 31st May each year;

(e)	the budgets and accounts described in clause 6.3; and

(f)	such other information as to the financial performance of the Agreement Vessels as shall from time to time be agreed by the Members.

6           Remuneration of Members; Working Capital

6.1	Revenue Sharing Key

(a)	For each of the Member Vessels a key figure ("Revenue Sharing Key") shall be established, expressing the relative theoretical earning capacity of such Member Vessel on a time charter basis (based upon the description of that Member Vessel for the time being contained in the relevant Charterparty), such theoretical earning capacity to be based (inter alia) on the cargo carrying capacity and capabilities and efficiency of operation in and between the respective trades in which the Member Vessels will or would be employed and on any deficiency whatsoever attributable to any Member Vessel, including the consequences of such Member Vessel's age or flag or crewing.

(b)	The initial Revenue Sharing Key for each Member Vessel shall be as outlined in Schedule 3.

10

(c)	The Revenue Sharing Key for any Member Vessel may be varied, no more than once every year (and in any way not with retroactive effect, but only with effect as from the date of such variation), by unanimous agreement of the Members from time to time (provided such variation in any way cannot be done until the end of the first employment of each Member Vessel or before 1st January 2014 whichever is the later) to reflect the actual capability of that Member Vessel compared to the description of that Member Vessel for the time being contained in the relevant Charterparty. Unless the variation is agreed by a unanimous decision of the Members without the need for such a reference, the matter shall be referred to an independent specialist shipbroker or maritime consultant appointed for the purpose by the Manager, and the determination of such shipbroker or consultant shall be final and binding on the Members from time to time. The costs of appointing such a shipbroker or consultant shall be borne by the Manager, if the variation was requested by the Member, or by the Member requesting such variation. If the Revenue Sharing Key for any Member Vessel is varied in accordance with this clause, the description of that Member Vessel for the time being contained in the relevant charterparty shall be amended to reflect the variations in that Member Vessel's actual capability by reason of which such variation of its Revenue Sharing Key was made.

6.2	Allocation of revenue and expenses

(a)	The expenses of operating the Agreement Vessels (the "Agreement Expenses") shall comprise the aggregate of:

(i)	brokers' commissions payable to third parties;

(ii)	voyage expenses;

(iii)	charter hire paid out by the Manager in respect of any Chartered Vessels;

(iv)	currency losses incurred by the Manager;

(v)	other relevant expenses incurred by the Manager in the operation of the Agreement Vessels, including but limited to any expenses relating to transiting of piracy zones and/or any expenses relating to hull cleaning of any Member Vessel due to stay in ports for a period of time longer than the maximum period as provided in any relevant Member Vessel's Charterparty or the employment contract; and

(vi)	the cost of any insurances which the Manager may have effected pursuant to the provisions of clause 4.2 ;

11

(vii)	In case of default from any of the Charterers same to be shared amongst all the members e.g. if one of the Charterers that have taken one of the 'ship' under the RSA on time charter and the said Charterers have not paid a bunkers bill and the Owners of thet particular ship is obliged to pay the bill then such bill will be shared amongst all the participant vessels.

(b)	The gross revenue from the operation of the Agreement Vessels (the "Agreement Revenue") shall be allocated to each one of the Members in accordance with the Revenue Sharing Key. The net amount of the Agreement Revenue to be distributed as per the above between the Member Vessels is hereinafter referred to as the "Net Agreement Result."

6.3	Budgets and Accounts

(a)	The Manager shall present to the Members before the end of December each year an operating budget for the next calendar year. Such budget shall be in such form as the Members think practicable but will be divided into monthly sections and these monthly sections will be further divided by the number of Member Vessels expected to be operating under this Agreement in the relevant month and by voyage by voyage estimates in respect of each Agreement Vessel.

(b)	Within fifteen (15) days after the end of each calendar month, the Manager shall present to the Members a provisional statement of the Agreement Revenue, Agreement Expenses and Net Agreement Result accumulated from the beginning of the relevant year up to the end of that month. The Manager will at the same time also present to the Members a cash flow forecast covering a six (6) week period showing the amounts required by the Manager to be retained to cover all Agreement Expenses payable during that period, as well as a contingency amount to cover any unforeseen Agreement Expenses.

6.4	Distribution of Net Agreement Result

(a)	The Members shall receive hire for their respective Member Vessels (based upon the Revenue Sharing Key for each of their respective Member Vessels) by monthly or semi-monthly installments in arrears. Such hire shall be based upon the Agreement Revenue and Agreement Expenses for the previous month according to the most recent monthly statement prepared in accordance with clause 6.3(b) and shall be further adjusted for each Member Vessel in accordance with the provisions of the relevant Charterparty. The Manager shall determine the amount of the Net Agreement Result to be paid out by way of hire each month having regard to cash available and to the amounts required to be retained according to the most recent cash flow projection prepared in accordance with clause 6.3(b ).

12

(b)	Further distributions of the Net Agreement Result (which shall always be paid by way of hire for the Member Vessels) shall be made at such times as the Manager shall determine and a final distribution for each calendar year shall be made following the presentation of the audited Accounts for that year in accordance with clause 5(a). Each such further distribution shall be subject to adjustment for each Member Vessel in accordance with the provisions of the relevant Charterparty (after allowing for adjustments already made in accordance with clause 6.4(a)). However, in relation to performance claims under the relevant Charterparty, the Manager may determine whether such claims shall be satisfied by way of deduction from hire and/or by way of variation of the Revenue Sharing Key and of the description of the relevant Member Vessel in the relevant Charterparty according to the nature and extent of each such performance claim.

6.5	Working Capital

(a)	Members are required to contribute working capital in the amount of US$ 650,000 per each of their respective Member Vessel(s) by means of cash and/or bunkers. Said working capital is to be deposited in the bank account instructed by the Manager not less than five (5) days prior entry of the Member Vessel into the Revenue Sharing Agreement.

(b)	Bunkers quantities/prices
a.	Prices of bunkers on delivery into RSA to be as per Singapore platts on date of delivery or closest date if on the delivery date there is not platts published
b.	Bunkers on redelivery from the RSA to member to be about same quantities as on delivery into the RSA. Prices on redelivery to be as per Singapore platts on date of redelivery or closest date if on the redelivery date there is not platts published.

(c)	In the event the cash flow projections prepared pursuant to clauses 5(e) and 6.3(b) evidence an operating loss during any relevant period, or if as a result of any unbudgeted Agreement Expenses, any loss arises, the Members shall be required, and hereby agree, to contribute further working capital in the same proportion as outlined in Clause 6.2(b), such contribution to be made within five (5) days from the receipt of a demand from the Manager.

6.6	Non-payment

Any payment or contribution which is required to be made pursuant to this clause 6 which is not paid within the time specified shall bear interest at the rate of four per cent ( 4%) per annum above LIBOR from the expiry of any notice period to the actual date of payment.

7           Confidentiality

Except for disclosures required by any judicial or administrative proceeding or by any governmental or regulatory authority, no Member shall disclose or communicate to any person (other than to their respective professional advisors and/or financiers) or use or exploit for any purpose whatever any of the Confidential Information which the relevant Member may receive or acquire as a result of entering into this Agreement and/or becoming a Member hereunder, and each Member shall use all reasonable endeavors to prevent any Related Company thereof or any company which has its vessel(s) fully managed by such Member or any of its or their employees or any person under its or their direct or indirect control from so acting. This restriction shall continue to apply after the expiration or termination of this Agreement or after such Member ceases to be a Member without limit in point of time, but shall cease to apply to information or knowledge which may properly come into the public domain through no fault of the Member so restricted.

13

8           No Partnership

8.1	Partnerships

It is hereby expressly agreed between the parties hereto that neither this Agreement nor any of the revenue sharing arrangements contemplated hereby shall constitute any of the Members, Company or the Manager as partners in law or in equity.

9          Liabilities; Claims against Third Parties

9.1	Liabilities

It is understood and agreed that, each Member, , will, subject to the provisions of the relevant Charterparty, issue or authorise the issue of all bills of lading, waybills and other documentary receipts in respect of cargoes carried on board its relevant Member Vessel(s), and each Member shall therefore, without prejudice to sub-clause 3.1(g) and hereof, assume exclusive responsibility in relation to its relevant Member Vessel(s), vis-à-vis all third parties, for the negotiation and settlement of all claims arising in relation thereto. All liabilities for cargo damage shall be assumed by the respective Member in relation to its relevant Member Vessel(s). Any other liabilities to third parties in respect of loss or damage sustained in consequence of the operation of any of the Member Vessels shall be assumed by the relevant Member in relation to its relevant Member Vessel(s).

9.2	Claims

All claims relating to Member Vessels shall be handled by the relevant Member in conjunction with Manager and the relevant Member's P&I association and/or Club and Manager will provide all appropriate documentation to assist and/or support such claim. Any loss, cost and/or expenses arising from any claims relating to any Chartered Vessels and/or relating to cargoes not performed by any Member Vessel, shall be shared between the Members in accordance with their participation percentage as per the Revenue Sharing Key.

10         Chartering-in of vessels (and cargo commitments)

In order to facilitate the efficient, flexible and profitable operation of the Business and Activity of the Manager, the Manager may, from time to time, fix Chartered Vessels to cover any employment entered into and/or take forward cargo commitments commencing not later than 3 months after the date of fixture. Such commitment not to exceed 3 months' duration. The Manager cannot create a short position unless obliged by circumstances e.g. if there is only one vessel to be fixed and one cargo to be covered and the managers have to fix the vessel first then automatically there is a short position .All costs and expenses resulting from and in relation to such charters or employments shall represent liabilities of Manager and the earnings of all Chartered Vessels shall constitute Agreement Revenue, provided that any liability to third party in respect thereto shall be proportionally assumed and shall be shared between the Members in accordance with their participation percentage as per the Revenue Sharing Key. Claims in relation to Chartered Vessels shall be handled by the Manager and all costs and expenses in relation thereto shall be shared between the Members in accordance with their participation percentage as per the Revenue Sharing Key.

14

11         Term

11.1	Term

This Agreement shall come into effect on the Effective Date and, subject to the provisions of clause 9 of the Commercial Management Agreement, shall terminate upon the first to occur of the following events:

(a)	The Members mutually agree to terminate this Agreement;

(b)	The Commercial Management Agreement is terminated pursuant to clause 9 thereof;

(c)	If there are more than two Members, then as to the termination solely of one (1) particular Member's rights and obligations under the Agreement:

(i)	following said Member's termination pursuant to a three (3) month prior written notice to the Manager, except that if at the expiry of such notice the Member Vessel is committed to perform any Charterpart(ies), such notice shall take effect only at the conclusion of such commitment(s).. Following a notice under this clause, the Manager shall not, except with the Member's prior written approval, conclude further Charterparties for any Member Vessel for a duration which may reasonably be expected to exceed the expiry of such notice;
(ii)	(upon such Member's compulsory withdrawal in accordance with clause 12;
(iii)	upon such Member no longer owning or chartering-in any Member Vessels; or

(d)	at such time as there is only one Member hereunder.

11.2	Total Loss

A Member Vessel that is determined to be a Total Loss shall be deemed withdrawn from this Agreement at the time of such Total Loss. For the purposes of this clause 11.2 a Total Loss shall be deemed to have occurred:

15

(a)	in the case of an actual total loss of a Member Vessel on the actual date such Member Vessel was lost or, if such date is not known, on the date on which such Member Vessel was last reported;

(b)	in the case of a constructive total loss of a Member Vessel, upon the date and at the time notice of abandonment of such Member Vessel is given to the insurers of such Member Vessel (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date and at the time at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred;

(c)	in the case of a compromised or arranged total loss, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of a Member Vessel;

(d)	in the case of Compulsory Acquisition, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and

(e)	in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Member Vessel (other than where the same amounts to Compulsory Acquisition of such Member Vessel) by any Government Entity, or by persons purporting to act on behalf of any Government Entity, which deprives the Manager of the use of such Member Vessel for more than thirty (30) days, upon the expiry of the period of thirty (30) days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred (provided however that any one of the above events shall not be considered as Total Loss for so long as the final charterers of the Member Vessels are paying the charter hire ).

11.3	Continuing obligations

The withdrawal by any Member of any one or more of its Member Vessels (including, without limitation, as a result of a Total Loss) shall be strictly without prejudice to the obligations of such Member hereunder in relation to the outstanding costs and expenses of the Manager in respect of the Member Vessel(s) in question.

12         Compulsory Withdrawal

12.1	In the event that any of the following events shall arise in relation to any Member:

(a)	a petition is presented or an order is made or a resolution is passed for the winding up or bankruptcy or insolvent re-organization of such Member or bankruptcy protection proceedings including without limitation administration proceedings or in the USA Chapter 11 proceedings or a receiver, trustee or liquidator is appointed in respect of such Member or any event analogous thereto and having the same or similar effect shall occur in relation to such Member; or

16

(b)	such Member shall commit any breach of any of the terms of this Agreement which shall not be remedied or made good within a period of thirty (30) days after notice requiring remedy of the same shall have been served upon the relevant Member by Company;

then, the Manager may (at its option) serve upon the Member in question a notice in writing requiring its compulsory withdrawal from this Agreement. Such notice shall become effective for the purposes of expelling such Member from this Agreement with immediate effect. Any compulsory withdrawal shall, however, operate without prejudice to the obligations of the relevant Member accrued up to the effective date of such notice (including, without limitation, the obligations of such Member in respect of outstanding costs and expenses of the Manager) and shall, at Manager's option, be subject to (i) the fulfillment of all existing contract commitments for that Member's Member Vessel(s) or (ii) the provision by that Member of a substitute vessel(s) for a duration equal to the remaining period of the contract commitments for which such relevant Member Vessel(s) would have been used.

12.2	In the event that any Member Vessel will be off-hire for a period exceeding 30 days, the Manager may (at its option) serve upon the relevant Member a notice in writing requiring the compulsory withdrawal of such Member Vessel and the consequent withdrawal of such Member in the event any such Member Vessel is Member's only Vessel.

13         Law and jurisdiction

13.1	This Agreement is governed by and shall be construed in accordance with English law.

13.1	Any dispute arising under this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or reenactment thereof save to the extent necessary to give effect to the provisions of this Clause. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A Party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other Parties requiring the other Parties to appoint their own arbitrators within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other Parties appoint their own arbitrators and give notice that it has done so within the 14 days specified. If the other Party do not appoint their own arbitrators and give notice having done so within the 14 days specified, the Party referring the dispute to arbitration may, without the requirement of any further prior notice to the other Parties, appoint its arbitrator as sole arbitrator and shall advise the other Parties accordingly. The award of a sole arbitrator shall be binding on the Parties as if he had been appointed by agreement.

Nothing herein shall prevent the Parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

17

For the avoidance of doubt, all disputes arising out of or in connection with any Charterparty executed pursuant to this Agreement shall be determined in accordance with the dispute resolution provision(s) of said Charterparty.

14         Assignment

Any Member shall, subject to the giving of prior notice in writing to the Manager, be entitled to assign to any third party the benefits of its membership in this Agreement and, in particular, its entitlement to the Net Agreement Result. No such assignment shall however in any respect alter or otherwise affect the nature and extent of the obligations assumed by each Member hereunder, which shall not be capable of transfer without the express prior agreement in writing of the remaining Members and shall be subject to the execution by such transferee, the Manager and the remaining Members of an Addendum to this Agreement.

15         Entire Agreement

With the exception of the Commercial Management Agreement, this Agreement contains the entire agreement between each of the Members and the Manager with respect to the subject matter hereof.

16         Severance

The clauses of this Agreement shall be deemed to give rise to separate and independent rights and obligations of the parties hereto. To the extent that any clause (or part thereof) of this Agreement is subsequently found to be invalid or unenforceable the same shall not affect any other part of this Agreement, which shall remain in full force and effect. In such event, the parties hereto shall negotiate in good faith to agree upon altered terms of this Agreement to replace those which have been found to be invalid or unenforceable.

17         Notices

Every notice, request, demand or other communication under this Agreement shall:

(i)	be in writing delivered personally or by first-class prepaid letter (airmail if available), fax or telex (confirmed in the case of a fax or telex by first-class prepaid letter sent within 3 days of dispatch, but so that the non-receipt of such confirmation shall not affect in any way the validity of the fax or telex in question);

(ii)	be deemed to have been received, subject as otherwise provided in this Agreement in the case of a fax at the time of transmission, in the case of a telex in the time of despatch with confirmed answerback of the addressee appearing at the beginning and end of the communication (provided that if the date of despatch is not a business day in the country of the addressee it shall be deemed to have been received at the opening of business on the first following business day) and in the case of a letter when delivered personally or 3 days after it has been put in to the post; and

18

(iii)	be sent:

if to be sent to the Members, at

•	For Carras Ltd, DryLog Bulk Carriers and CBC

C/o C Transport Maritime SAM Gildo Pastor Center, 7 rue du Gabian,

98000 Monaco, Fax. no. +377 97982300 , attention : Mr. Luigi Pulcini if to be sent to the Manager, at:

C/o C Transport Maritime SAM

Gildo Pastor Center

7 rue du Gabian

98000 Monaco

Fax. 377 97982300

Attention : Mr. Luigi Pulcini /

or to such other address, fax or telex number as is notified by one Party to the other Parties under this Agreement.

18         Effective Date

Provided the Charterparties in respect of the Initial Member Vessels shall have been executed, this Agreement shall be effective as of 1st January 2016 (the "Effective Date"). Such Initial Member Vessels shall be deemed to be subject to this Agreement when they shall have dropped their outward pilots at their last respective ports of discharge and shall be empty.

19         Amendments

This Agreement may not be amended other than by an instrument in writing executed by the parties to this Agreement. The Manager hereby undertakes to notify the Members of any changes in law and/or other regulatory requirements which necessitate or may necessitate any amendment of this Agreement and shall suggest the form of any such amendments. The Manager shall be entitled to suggest such reasonable changes to this Agreement as it shall consider necessary to take account of regulatory or other changes which come into force after the date hereof and which affect the operation of the Agreement Vessels. Such proposed changes will be communicated in writing to the Members and, subject to the Members' consent not to be unreasonably withheld, they will come into force the date in which such regulatory or other changes come into effect.

19

20.        Counterparts

This Agreement may be entered into in any number of counterparts and by the parties to it in separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts constitute one and the same instrument.

20

SCHEDULE 1

Part 1 - Names and addresses of the Current (Initial) Members

•	DRY LOG BULKCARRIERS LTD. of Road Town, Tortola , British Virgin Islands (hereinafter referred to as "DLBC" in this Schedule)
•	CARRAS LTD. , of Clarendon House, 2 Church Street, Hamilton, Bermuda (hereinafter referred to as "CARRAS" in this Schedule)
•	CBC HOLDING LTD., of 198 Old Bakery Street, VLT 1455, Valletta, Malta (hereinafter referred to as "CBC HOLDING LTD." in this Schedule)

Part 2 - Member Vessels employed by Current Members

•	M/V AQUABEAUTY	(CARRAS)
•	M/V AQUABELLA	(CARRAS)
•	M/V AQUACHARM	(CARRAS)
•	M/V AQUAFORTUNE	(CARRAS)
•	M/V AQUAGENIE	(CARRAS)
•	M/V AQUAJOY	(CARRAS)
•	M/V AQUAMARINE	(CARRAS)
•	M/V AQUAVICTORY	(CARRAS)
•	M/V BULK AFRICA	(DLBC)
•	M/V BULK ASIA	(DLBC)
•	M/V NAUTICAL DREAM	(CARRAS)
•	M/V RED CHERRY	(CBC)

VESSELS' DESCRIPTIONS AS PER ATTACHED SUMMARY.

ALL THE DETAILS ARE TO BE CONSIDERED 'ABOUT'.

21

IN WITNESS WHEREOF, this Revenue Sharing Agreement has been executed the day and year first above written.

THE MEMBERS

SIGNED, SEALED and DELIVERED	)
as a DEED	)
by J.M. Radziwill	)	/s/ J.M. Radziwill
for and on behalf of	)
CARRAS LTD.	)
in the presence of: E. Nontanaro	)

SIGNED, SEALED and DELIVERED	)
as a DEED	)
by J. Haranis	)	/s/ J. Haranis
for and on behalf of	)
DRYLOG BULKCARRIERS LTD.	)
in the presence of E. Nontanaro	)

SIGNED, SEALED and DELIVERED	)
as a DEED	)
by G.V. Nenada	)	/s/ G.V. Nenada
for and on behalf of	)
CBC HOLDINGS LTD.	)
in the presence of E. Nontanaro	)

THE MANAGER

SIGNED, SEALED and DELIVERED	)
as a DEED	)
by L. Pulcini	)	/s/ L. Pulcini
for and on behalf of	)
C TRANSPORT HOLDINGS LTD.	)
in the presence of: E. Nontanaro	)

22